APPENDIX A
TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 1/8/2016

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated 9/28/2009 "the agreement":

YieldShares High Income ETF
WeatherStorm Forensic Accounting Long-Short ETF1
Janus Equal Risk Weighted Large Cap ETF2
Robo-StoxTM Global Robotics and Automation Index ETF
EMQQ Emerging Markets Internet & Ecommerce ETF
Hull Tactical US ETF
Eve/S&P Municipal Bond Puerto Rico ETF
Rex Gold Hedged S&P 500 ETF
Rex Gold Hedged FTSE Emerging Markets ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY:	/s/ J. Garrett Stevens
NAME:	J. Garrett Stevens
TITLE:	President
DATE:	1-11-16

1 Formerly Forensic Accounting ETF
2 Formerly VelocityShares Equal Risk Weighted Large Cap ETF